UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 15, 2007

Hines Real Estate Investment Trust, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	000-50805	20-0138854
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2800 Post Oak Blvd, Suite 5000, Houston, Texas		77056-6118
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(888) 220-6121

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

December Distribution Declaration

With the authorization of its board of directors, Hines Real Estate Investment Trust, Inc. ("Hines REIT" or the "Company") declared distributions for the month of December 2007. These distributions will be calculated based on shareholders of record each day during December in an amount equal to $0.00170959 per share, per day and will be aggregated and paid in cash in January 2008.

Potential Acquisition

On November 15, 2007, an indirect subsidiary of Hines-Sumisei U.S. Core Office Fund, L.P. (the "Core Fund") entered into a contract to acquire Renaissance Square, which consists of two office buildings located in the Central Business District of Phoenix, Arizona. Renaissance Square was constructed between 1987 and 1989 and contains 965,508 square feet of rentable area that is approximately 95% leased. The contract purchase price for Renaissance Square is expected to be $272.9 million, exclusive of transaction costs, financing fees and working capital reserves. There is no guarantee that the acquisition will be consummated and if the Core Fund elects not to close the acquisition of Renaissance Square, it will forfeit its $10.0 million earnest money deposit.

The Core Fund is an investment vehicle organized in August 2003 by Hines to invest in existing office properties in the United States that Hines believes are desirable long-term "core" holdings. The Core Fund currently holds interests in a portfolio of 23 office properties throughout the U.S. The Core Fund is an affiliate of Hines and of Jeffrey C. Hines, Chairman of Hines REIT’s Board of Directors. Hines REIT Properties, L.P., a subsidiary of Hines REIT, owned an approximate 32% interest in the Core Fund as of the date of the signing of this agreement.

Redemption Plan Modification

On November 30, 2007, the board of directors of Hines REIT authorized an amendment to the Company’s share redemption program (the "Program"). Beginning with any requests for redemption made on or after January 1, 2008, the Company will redeem shares (subject to the conditions and limitations of the Program) on a monthly, rather than quarterly, basis, to the extent that the Company has sufficient cash to do so.

In order to be considered in any particular month, a request for redemption must be received in writing at least five business days prior to the end of such month. Withdrawals of redemption requests must also be made in writing and received by the Company at least five business days prior to the end of the month. The Company cannot guarantee that it will have sufficient available cash flow to accommodate all requests made in any month. If the percentage of the Company’s shares subject to redemption requests exceeds the then available cash flow, each shareholder’s redemption request will be reduced on a pro rata basis. In addition, if the Company does not have sufficient available funds at the time redemption is requested, a shareholder can withdraw his or her request for redemption or request in writing that the Company honor it at such time in a successive month, if any, when the Company has sufficient funds to do so. Such pending requests will generally be honored on a pro-rata basis with any new redemption requests the Company receives in the applicable period.

Statements in this Current Report on Form 8-K, including intentions, beliefs, expectations or projections relating to the timing of redemptions and the potential acquisition of the property described herein, are forward looking statements that are based on current expectations and assumptions that may prove incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward looking statements include changes in general economic and real estate market conditions, risks associated with property acquisitions, the availability of cash for redemptions and other risks described in the Hines REIT's “Risk Factors” section of the Registration Statement on Form S-11, its Annual Report on Form 10-K, and its other filings with the Securities and Exchange Commission.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hines Real Estate Investment Trust, Inc.

November 30, 2007	By:	Frank R. Apollo

Name: Frank R. Apollo
Title: Chief Accounting Officer, Treasurer, and Secretary